Exhibit 99.1

Mesa Offshore Trust Announces Termination of Trust and Record Date for Final Distribution

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas February 2, 2010 - Mesa Offshore Trust (OTC BB symbol: MOSH.OB) announced its plans to terminate the Trust in accordance with the Trust’s Royalty Trust Indenture (the “Trust Indenture”), and the Final Settlement Agreement, dated May 18, 2009, by and among JP Morgan Chase Bank, N.A. (the “Trustee”), MOSH Holding, L.P., Dagger-Spine Hedgehog Corporation, Pioneer Natural Resources Company, Pioneer Natural Resources Company USA, Inc., and Woodside Energy (USA), Inc.  (the “Settlement Agreement”).  The Settlement Agreement became final and non-appealable on February 1, 2010.

The Trustee expects to close the Trust’s unit transfer books, trading of the units of beneficial interest in the Trust would cease on the OTC Bulletin Board and the Trust’s transfer agent will stop processing any unit transfers as of the close of business on February 22, 2010.

Following the termination and liquidation of the Trust, the Trustee intends to make one or more liquidating distributions of the Trust’s remaining assets to the unitholders.  It is anticipated that the first liquidating distribution to unitholders will be made on or about March 24, 2010, absent any unforeseen circumstances.  All distributions will be made in cash to unitholders of record as of the date the transfer books are closed, which is expected to be February 22, 2010.  The Trustee will hold in reserve amounts sufficient to cover estimated expenses associated with the winding up and termination of the Trust.   Amounts remaining after the completion of the termination of the Trust, if any, will be paid to unitholders in a second liquidating distribution.

The Trustee will continue to act as Trustee and exercise its powers for the purpose of liquidating and winding up the affairs of the Trust at its termination until its duties have been fully performed and the Trust estate is finally distributed.  In accordance with the Trust Indenture, the Trustee will as promptly as possible distribute the assets in the Trust estate (including settlement proceeds), after paying, satisfying and discharging all of the liabilities of the Trust, or, when necessary, setting up reserves in such amounts as the Trustee in its discretion deems appropriate for contingent liabilities.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue, Austin, TX 78701